Exhibit 99.1

        Steelcase Reports Results for First Quarter Fiscal 2004


    GRAND RAPIDS, Mich.--(BUSINESS WIRE)--June 23, 2003--Steelcase Inc. (NYSE:SCS) today reported that revenue for its first quarter totaled $571.9 million, compared with $643.1 million in the same quarter last year. These results were in line with company estimates and reflect substantially lower sales in North America primarily due to weak backlog at the beginning of the quarter. International sales were higher, with most of the increase due to favorable currency translation.
    Steelcase reported a loss of $(13.4) million, or $(0.09) per share for the first quarter. These results were consistent with the company's previous estimate of a first quarter loss in the range of $(0.05) to $(0.12) per share and compares with a loss of $(15.4) million, or $(0.10) per share, before the cumulative effect of adopting SFAS No. 142 in the first quarter of fiscal 2003. Net loss for first quarter fiscal 2003 was $(245.3) million, or $(1.66) per share including the cumulative effect of adopting SFAS No. 142.
    Reported results included pre-tax charges of $(7.5) million for restructuring and severance in the International segment, $(5.3) million for severance in the North America segment and $(2.0) million for severance in the Other category. Results also included a $5.8 million non-operating pre-tax gain on the sale of real estate and leased assets. The total of these items is a net pre-tax charge of $(9.0) million or $(5.6) million after-tax.
    "Our first quarter results reflect the difficult economic environment we anticipated, particularly in North America," said James
P. Keane, chief financial officer. "We responded to these challenges with actions that reduced our costs in the short and long-term."
    "Despite the challenging economic conditions, we've continued making investments in initiatives key to our growth, such as new product development and lean manufacturing and they are paying off," said James P. Hackett, president and chief executive officer. "I'm pleased with the excellent progress we made on our strategic objectives in the quarter. We are winning new customers and were recently recognized with nine awards for the new architecture, furniture and technology products we introduced at NeoCon, our industry's largest North American trade show."


Business Segment Results
(in millions)

                      First Quarter           Sequential Quarters
                    Three Months Ended         Three Months Ended
                ------------------------- ----------------------------
                                          (13 weeks) (14 weeks)
                May 30,   May 24,  % Inc    May 30,   Feb. 28,  % Inc
                 2003      2002     (Dec)    2003      2003(6)   (Dec)
                -------   -------  ------   -------   -------   ------
Revenue
North
 America(1)     $296.2    $391.0   (24.2)%  $296.2     $356.6  (16.9)%
Steelcase Design
 Partnership(2)   67.0      68.7    (2.5)%    67.0       68.1   (1.6)%
International(3) 129.8     107.6    20.6%    129.8      137.1   (5.3)%
Other(4)          78.9      75.8     4.1%     78.9       76.0    3.8%
                -------   -------           -------    -------
  Consolidated
   Revenue      $571.9    $643.1   (11.1)%  $571.9     $637.8  (10.3)%
                =======   =======           =======    =======

Operating
 Income(5)
North
 America        $(19.3)    $(7.0)           $(19.3)     $17.7
Steelcase Design
 Partnership       2.9       3.6               2.9       (1.4)
International     (5.2)     (9.8)             (5.2)      (5.7)
Other             (1.3)     (1.4)             (1.3)      (3.4)
                -------   -------           -------    -------
  Consolidated
   Operating
   Income       $(22.9)   $(14.6)           $(22.9)      $7.2
                =======   =======           =======    =======

Operating Margin
 Percent          (4.0)%    (2.3)%            (4.0)%      1.1%


    Outlook

    Steelcase expects revenue in the second quarter of fiscal 2004 to increase about 10 percent compared to the first quarter, driven by the North America segment. North America has experienced higher order levels since early in the first quarter and entered the second quarter with a stronger backlog. International order rates are showing signs of softening in certain markets.
    "We are seeing a sustained higher order rate, and a growing backlog in North America, which is consistent with recent increases in broader economic metrics," said Mr. Keane. "It appears a gradual industry recovery may now be underway in the North America segment of our business."
    The company expects breakeven results in the second quarter. This estimate includes approximately $(5.0) million in pre-tax charges for International restructuring activity. The company also anticipates increased expenses for North America plant consolidation activity already announced, higher workers compensation costs, and employee wage increases. The company expects to be profitable on a reported basis for fiscal year 2004.
    "We are preparing for recovery and growth," said Mr. Hackett. "Recent project wins reinforce we have the right portfolio of products and services that are valued in the marketplace and the global presence required to meet our customers' needs. By delivering innovative solutions that help people in offices work more effectively together with achieving the right level of cost, quality and speed throughout our enterprise, we are poised for profitable growth."

    Webcast

    Steelcase will webcast its conference call reviewing first quarter fiscal 2004 financial results on Tuesday, June 24, 2003 at 11:00 a.m. EDT. Details and links to the webcast are available at www.steelcase.com. A replay of the webcast can be accessed on the site after the call.

    Other Events

    The Steelcase annual meeting of shareholders will be held on June 26, 2003 at 11:00 a.m. EDT in the company's Town Hall located across from company headquarters at 901 44th Street S.E. Grand Rapids,
Michigan. The company will host a live webcast of the meeting. Details and links to the webcast are accessible at www.steelcase.com.

    Business Segment Footnotes

    (1) North America business segment includes the company's Steelcase and Turnstone brands and consolidated dealers in the U.S. and Canada.
    (2) The Steelcase Design Partnership (SDP) business segment includes Brayton, Designtex Group, Details, Metro and Vecta.
    (3) International business segment includes all manufacturing and sales operations outside the U.S. and Canada.
    (4) Other includes Steelcase Financial Services, PolyVision, IDEO and Attwood subsidiaries, other ventures and unallocated corporate expenses. Steelcase Financial Services was a reporting segment in fiscal 2003 and is now included in Other because revenue and assets fall below the threshold required for segment reporting.
    (5) Operating income percent comparisons are not provided because they are not meaningful.
    (6) Q4 FY03 included an extra shipping week.

    About Steelcase Inc.

    Steelcase Inc., a Fortune 500 company, helps individuals and organizations around the world to work more effectively by providing knowledge, products and services that enable customers and their consultants to create work environments that integrate architecture, furniture and technology. Founded in 1912 and headquartered in Grand Rapids, Michigan, the company has led the global office furniture industry in sales every year since 1974. Its product portfolio includes interior architectural products, furniture systems, technology products, seating, lighting, storage and related products and services. Fiscal 2003 revenue was approximately $2.6 billion. Steelcase Inc. and its subsidiaries have dealers in more than 900 locations, manufacturing facilities in over 50 locations and approximately 16,000 employees around the world. The company's Class A Common Stock trades on the NYSE under the symbol SCS.

    Forward-looking Statements

    From time to time, in written reports and oral statements, the company discusses its expectations regarding future performance. For example, certain portions of this release contains various "forward-looking statements", including those relating to anticipated revenue, industry recovery, earning/losses, profitability, restructuring activity and costs. Such statements involve certain risks and uncertainties that could cause actual results to vary. The company's performance may differ materially from that contemplated by forward-looking statements for a variety of reasons, including, but not limited to: competitive and general economic conditions/uncertainty domestically and internationally; delayed or lost sales and other impacts related to acts of terrorism, acts of war or governmental action; changes in domestic or international laws, rules and regulations, including the impact of changed environmental laws, rules or regulations; major disruptions at our key facilities or in the supply of any key raw materials; competitive pricing pressure; pricing changes by the company or its competitors; currency fluctuations; changes in customer demand and order patterns; changes in the financial stability of customers or dealers (including changes in their ability to pay amounts owed to the company); changes in relationships with customers, suppliers, employees and dealers; product (sales) mix; the success (including product performance and customer acceptance) of new products, current product innovations and platform simplification, and their impact on the company's manufacturing processes; the ability of the company to effectively cull older products; the ability of the company to successfully negotiate new credit facilities; possible acquisitions or divestitures by the company; the company's ability to reduce costs, including ramp-up costs associated with new products and to improve margins on new products; the impact of workforce reductions (including elimination of temporary workers, hourly layoffs, early retirement programs and salaried workforce reductions); the company's success in integrating acquired businesses, initiating and managing alliances and increased global sourcing, transitioning production of products or product components to other manufacturing facilities or to third parties as a result of production rationalization, implementation of technology initiatives or migration to a less vertically integrated manufacturing model; changes in business strategies and decisions; and other risks detailed in the company's other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.


                            STEELCASE INC.
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                 (in millions, except per share data)

                                                       (Unaudited)
                                                   Three Months Ended
                                                     May 30,  May 24,
                                                      2003     2002
                                                    -------- ---------
  Revenue                                           $ 571.9  $  643.1
  Cost of sales                                       410.1     457.5
  Restructuring and impairment costs                   10.2       3.6
                                                    -------- ---------

               Gross profit                           151.6     182.0
  Operating expenses                                  169.8     192.4
  Restructuring and impairment costs                    4.7       4.2
                                                    -------- ---------

               Operating loss                         (22.9)    (14.6)
  Interest expense                                     (4.8)     (5.1)
  Other income (expense), net                           6.3      (4.9)
                                                    -------- ---------

               Pre-tax loss                           (21.4)    (24.6)
  Income tax benefit                                   (8.0)     (9.2)
                                                    -------- ---------

               Loss after taxes                       (13.4)    (15.4)
                                                    -------- ---------

               Loss before cumulative effect of
                accounting change                     (13.4)    (15.4)
  Cumulative effect of accounting change                 --    (229.9)
                                                    -------- ---------

               Net loss                             $ (13.4) $ (245.3)
                                                    -------- ---------

  Loss per share before cumulative effect of
   accounting change                                $ (0.09) $  (0.10)
  Cumulative effect of accounting change per share       --     (1.56)
                                                    -------- ---------

  Loss per share                                    $ (0.09) $  (1.66)
                                                    -------- ---------

  Dividends declared per common share               $  0.06  $   0.06
                                                    -------- ---------
  Weighted Average Shares Outstanding -
    Basic                                             147.6     147.4
    Diluted                                           147.6     147.4




                            STEELCASE INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                             (in millions)

                                               (Unaudited)
                                                 May 30,    Feb. 28,
                                                  2003        2003
                                              ------------ -----------
                   ASSETS
  Current assets:
    Cash and cash equivalents                 $      91.8  $    128.9
    Accounts receivable, net                        399.3       367.2
    Notes receivable and leased assets, net          62.0        84.9
    Inventories                                     134.9       129.8
    Other current assets                            114.5       103.3
                                              ------------ -----------

               Total current assets                 802.5       814.1

  Property and equipment, net                       761.9       774.0
  Notes receivable and leased assets, net           120.5       125.9
  Goodwill and other intangible assets, net         303.6       306.0
  Other assets                                      311.8       322.2
                                              ------------ -----------

               Total assets                   $   2,300.3  $  2,342.2
                                              ------------ -----------


    LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities:
    Accounts payable                          $     128.4  $    145.4
    Short-term borrowings and current portion
     of long-term debt                               39.4        30.0
    Accrued expenses:
         Employee compensation                       81.8        90.9
         Employee benefit plan obligations           25.2        39.6
         Other                                      212.5       196.6
                                              ------------ -----------

               Total current liabilities            487.3       502.5
                                              ------------ -----------

  Long-term liabilities:
    Long-term debt                                  290.7       294.2
    Employee benefit plan obligations               238.1       237.8
    Other long-term liabilities                      43.5        52.6
                                              ------------ -----------

               Total long-term liabilities          572.3       584.6
                                              ------------ -----------

               Total liabilities                  1,059.6     1,087.1
                                              ------------ -----------

  Shareholders' equity:
    Common stock                                    288.1       286.1
    Accumulated other comprehensive income
     (loss)                                         (42.4)      (50.1)
    Deferred compensation                            (1.8)         --
    Retained earnings                               996.8     1,019.1
                                              ------------ -----------

               Total shareholders' equity         1,240.7     1,255.1
                                              ------------ -----------

               Total liabilities and
                shareholders' equity          $   2,300.3  $  2,342.2
                                              ------------ -----------



                            STEELCASE INC.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (in millions)

                                                      (Unaudited)
                                                  Three Months Ended
                                                   May 30,    May 24,
                                                    2003       2002
                                                 ---------- ----------
OPERATING ACTIVITIES
Net income (loss)                                $   (13.4) $  (245.3)
Depreciation and amortization                         37.6       39.0
Cumulative effect of accounting change                  --      229.9
Non-cash stock compensation                            0.2         --
Restructuring charges (payments), net                 (2.7)      (0.6)
Changes in operating assets and liabilities, net
 of corporate acquisitions                           (75.4)     (29.1)
Other, net                                            (3.9)      (4.1)
                                                 ---------- ----------

Net cash used in operating activities                (57.6)     (10.2)
                                                 ---------- ----------

INVESTING ACTIVITIES
Capital expenditures                                 (14.4)     (20.5)
Proceeds from the disposal of fixed assets             4.6         --
Proceeds from the sale of leased assets               38.0      170.2
Net (increase) decrease in notes receivable and
 leased assets                                        (4.7)       8.8
Other, net                                             0.7        8.9
                                                 ---------- ----------

Net cash provided by investing activities             24.2      167.4
                                                 ---------- ----------

FINANCING ACTIVITIES
Long-term debt issuance (repayments), net             (4.8)    (106.1)
Short-term borrowings (repayments), net                8.5      (89.7)
Common stock issuance                                   --        3.6
Dividends paid                                        (8.9)      (8.8)
                                                 ---------- ----------

Net cash used in financing activities                 (5.2)    (201.0)
                                                 ---------- ----------

Effect of exchange rate changes on cash and cash
 equivalents                                           1.5        0.8
                                                 ---------- ----------

Net decrease in cash and cash equivalents            (37.1)     (43.0)
Cash and cash equivalents, beginning of period       128.9       69.4
                                                 ---------- ----------

Cash and cash equivalents, end of period         $    91.8  $    26.4
                                                 ---------- ----------



    CONTACT: Steelcase Inc.
             Investor Contact:
             Raj Mehan, 616/698-4734
             or
             Media Contact:
             Lisa Kerr, 616/698-4487